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EXHIBIT 99

Contact:	Rosanne Palacios International Bancshares Corporation (956) 726-6636 (Laredo)	Judy Wawroski International Bancshares Corporation (956) 722-7611 (Laredo)

FOR IMMEDIATE RELEASE

INTERNATIONAL BANCSHARES CORPORATION ANNOUNCES
CASH DIVIDEND

LAREDO, TX—(BUSINESS WIRE) ....October 4, 2004...International Bancshares Corporation ("IBC") today announced that on October 1, 2004, the Board of Directors approved the declaration of a 40 cents per share discretionary cash dividend for shareholders of record as of October 15, 2004, payable on November 1, 2004. The cash dividend just announced is payable on shares after the effect of the 25% stock dividend distributed on May 28, 2004.

"This cash dividend is made possible because of the strong performance of IBC and the decision by the Board of Directors to pay the dividend as a result of the very positive change in the tax laws reducing the tax on dividends to 15% thereby significantly benefiting IBC shareholders, "said Dennis E. Nixon, Chairman and CEO of IBC. "It is the inclination of the Board of Directors to continue to declare these cash dividends, but any declaration of future cash dividends will depend upon IBC's financial position, acquisition opportunities and general business conditions at the time."

Total assets at June 30, 2004, were $9.3 billion compared to $6.6 billion at December 31, 2003. Total net loans were $5.0 billion at June 30, 2004 and $2.7 billion at December 31, 2003. Deposits at June 30, 2004, were $6.5 billion compared to $4.4 billion at December 31, 2003.

IBC is a $9.3 billion multi-bank financial holding company headquartered in Laredo, Texas, with over 160 facilities and over 250 ATM's serving more than 70 communities in Texas and Oklahoma.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward-looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC's filings with the Securities and Exchange Commission.

Copies of IBC's SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml.

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INTERNATIONAL BANCSHARES CORPORATION ANNOUNCES CASH DIVIDEND